                                                                                                                                                       Exhibit 99.1

                                                                                                                                                       Ingersoll-Rand Company Limited

                                                                                                                                                        Clarendon House

                                                                                                                                                        2 Church Street

                                                                                                                                                        Hamilton HM 11

                                                                                                                                                        Bermuda

                                                                                                                                                        www.irco.com

                                                                                                                                                        NEWS RELEASE

Contact:  Wendy Bost (Media Contact) (201) 573-3382

               Joseph Fimbianti (Analyst Contact) (201) 573-3113

Ingersoll-Rand Reports Diluted EPS of $1.02

for the 2004 First Quarter; Earnings from Continuing

Operations Increased by 83%

         First-quarter 2004 diluted EPS of $1.02 exceeded previous guidance.

         Net earnings from continuing operations increased by 83% to $165.0 million for the 2004 first quarter.

         Company increases second-quarter and full-year earnings forecast.

Hamilton, Bermuda, April 20, 2004 - Ingersoll-Rand Company Limited (NYSE:IR), a leading diversified industrial firm, today announced that in the first quarter of 2004 net earnings and revenues significantly increased, compared to the first quarter of 2003, and exceeded previous guidance.

The company reported net earnings of $179.5 million, or diluted earnings per share (EPS) of $1.02, for the first quarter of 2004.  First-quarter net earnings included $165.0 million, or EPS of $0.94, from continuing operations, as well as $14.5 million, or EPS of $0.08, from discontinued operations, which represents retained earnings and costs of divested businesses as well as the gains on the sale of divested businesses.  Net earnings for the first quarter increased by 17% compared to 2003, and net earnings from continuing operations increased by 83%.

First-quarter discontinued operations included a previously reported $31.5 million payment, or EPS of $0.11, from the U.S. Bureau of Customs and Border Protection, for anti-dumping claims under the Continued Dumping and Subsidy Offset Act (CDSOA).  This CDSOA payment had been delayed from the fourth quarter of 2003.

Net earnings for the 2003 first quarter of $153.2 million, or EPS of $0.90, included EPS of $0.53 from continuing operations and $63.2 million, or EPS of $0.37, for total discontinued operations.  Discontinued operations for 2003 included an after-tax gain of $53.4 million, or EPS of $0.31, on the sale of Engineered Solutions.

"Our strong first-quarter performance reflected improved earnings in all businesses across our enterprise, with an 83 percent increase in net earnings from continuing operations. Additionally, we realized double-digit revenue growth in all business segments, except Dresser-Rand, compared to the same period last year," said Herbert L. Henkel, chairman, president and chief executive officer. "As a result of very strong activity for the month of March, first-quarter EPS of $1.02 was well above the guidance range we provided in early March of $0.81 to $0.91 per share.  Given that our first quarter results were much higher than our prior forecast, as well as recent order activity suggesting that many of our end markets continue to strengthen, we believe that we are on track to deliver improved results for the second quarter and remainder of the year."

Additional Highlights for the 2004 First Quarter

Revenues:  The company's revenues increased by approximately 8% to $2,292.0 million compared to revenues of $2,119.6 million for the 2003 first quarter.  All of the company's business segments except Dresser-Rand experienced double-digit revenue growth in the quarter compared to the 2003 first quarter:  Infrastructure (+21%), Climate Control (+14%), Security and Safety (+11%) and Air and Productivity Solutions (+11%).  Dresser-Rand revenues declined by $108 million compared to last year, consistent with our plan to eliminate low margin projects and buyout components.  Excluding Dresser-Rand, first quarter revenues increased by 15% compared to 2003.  Approximately 4 percentage points of the revenue increase was attributable to the favorable effects of currency translation.

Total recurring revenues, which include revenues from installation, parts, service and rental, increased by 9% compared to the first quarter of 2003, and accounted for 25% of total revenues.

Interest and Other Expense:  Interest expense was $40.9 million for the first quarter of 2004, compared to $50.0 million in the 2003 first quarter, a decrease of $9.1 million.  This decrease was due primarily to lower year-over-year debt levels as well as a decline in interest rates.  Other expense totaled $5.2 million for the first quarter, compared to $6.6 million in expenses for the first quarter of 2003.

Taxes:  The company's effective tax rate for continuing operations for the first quarter of 2004 was 13.5%, compared to 12.9% in the first quarter of 2003.

Sale of Drilling Solutions:  On February 19, 2004, the company announced an agreement to sell  its Drilling Solutions business to Atlas Copco AB, headquartered in Stockholm, Sweden, for approximately $225 million.  The transaction, which is expected to be completed mid-year 2004, is subject to government and regulatory approvals.  The gain on the sale will be included in discontinued operations.  The Drilling Solutions business had 2003 revenues of approximately $300 million and employs 950 people.  The results of Drilling Solutions have been classified as "discontinued operations net of tax" for the first quarter of 2004 and all prior periods.

First-quarter Business Review

First-quarter 2004 operating income was negatively impacted by approximately $14.5 million of productivity investments.  Operating income for the first quarter of 2003 included productivity costs of $2.2 million.  The company categorizes its businesses into four sectors based on industry and market focus: Climate Control, Industrial Solutions, Infrastructure, and Security and Safety.  Each of these business sectors experienced margin improvement compared to the 2003 first quarter.

The Climate Control Sector provides solutions to transport, preserve, store and display temperature-sensitive products, and includes the market-leading brands of Hussmann and Thermo King.  Revenues for the sector of $638 million represented an increase of approximately 14% compared to $558 million in the first quarter of 2003.  First-quarter 2004 operating margins increased to 9.1%, compared to 4.5% in the 2003 first quarter. Higher margins were due to increased volume, favorable product mix, and operational improvements.

Revenue from North Americanoperations increased by approximately 12% compared to last year, driven primarily by strong volume improvements in Thermo King's truck and trailer business.  Hussmann shipments to customers also improved by more than 3% compared to last year as select supermarket customers increased capital expenditures for store refurbishment.

Revenue from international operations also improved substantially, having increased by 18% compared to the first quarter of 2003.  European markets for heavy truck, trailers and supermarket display cases all increased compared to last year.  Improved Asian revenues are mainly attributable to growth in display cases.

The Industrial Solutions Sector is composed of a diverse group of businesses focused on providing solutions to enhance customers' industrial efficiency.

Air and Productivity Solutions provides equipment and services for compressed air systems, tools, and fluid power products.  Total revenues in the first quarter increased by approximately 11% to $344 million.  First-quarter operating margins for Air and Productivity Solutions improved substantially to 9.8%, compared to 6.8% in 2003.  Air Solutions revenues increased by 14%, compared to the first quarter of 2003, despite continued sluggish end-market demand in North America.  This gain reflects higher new product sales in complete units outside the United States, increased revenues from the aftermarket business, and the benefit of a weaker U.S. dollar.  Total recurring revenues increased by approximately 11% compared to last year, and accounted for 49% of total Air Solutions revenues.  The company's Energy Systems business, which develops distributed generation technologies, primarily microturbines and generators, commenced commercial shipments of the new 250-kilowatt (kW) microturbine.

    Dresser-Rand (D-R) is a leader in energy conversion technology and is positioned to deliver complete-package solutions to the oil, gas, chemical and petrochemical industries.  D-R's first-quarter 2004 revenues were $170 million, compared to last year's first quarter of $278 million.  The expected decline in sales was a result of D-R's plan to eliminate the sales of low margin projects and buyout components, which are passed through to the customer at no operating margin.  Reflecting this focus on more profitable business, D-R's operating profit improved to $8.4 million in the first quarter of 2004, compared to $4.2 million in the 2003 first quarter. The first-quarter operating margins were 4.9%, compared to 1.5% last year.  D-R's markets remained strong in the first quarter due to high energy prices.  First-quarter bookings increased by 30% compared to the first quarter of 2003 and sales quotation activity also increased.

The Infrastructure Sector includes Bobcat® compact equipment, Club Car® golf cars and utility vehicles, and Ingersoll-Rand® road pavers, compactors, portable-power products and general- purpose construction equipment.  Total sector revenues increased by approximately 21% to $727 million compared to $599 million in the 2003 first quarter.  Operating margins increased to 12.6%, compared to 10.9% in the first quarter of 2003.

Bobcat compact equipment revenues increased by more than 30% compared to last year, due to new product introductions, improving North American markets, and the benefit of a weaker U.S. dollar.  Bobcat margins improved as well, reflecting volume gains and the benefit of productivity initiatives.

Road Development revenues increased by approximately 20% compared to a weak 2003 first quarter, and benefited from improved North American and overseas sales in Asia as well as favorable currency. Operating margins improved, reflecting higher volumes, the effect of plant consolidations in the paving business in 2003 and other cost-reduction measures.

Club Car revenues were flat compared with the first quarter of 2003, primarily reflecting weak North American golf market conditions, offset by continuing market share gains.  During the first quarter of 2004, Club Car introduced a new golf car named Precedent.  Precedent is a completely redesigned golf vehicle, which sets a new standard for performance, styling and comfort.  Precedent vehicles were enthusiastically received by customers and were major drivers of a 25% increase year-over-year in first-quarter orders.

The Security and Safety Sector includes architectural hardware products, mechanical locks, and electronic and biometric access-control technologies.  First-quarter revenues increased by approximately 11% to $415 million.  Electronic access-control and solutions revenues were particularly strong, increasing by 40% due to growing market demand.   The traditional hardware business' revenues increased by approximately 8% with improvements in both the retail and commercial businesses.  Operating margins of 17.4% remained strong during the quarter and declined slightly from 2003, reflecting continued investments in electronic access-control products and the launch of a maritime security market program.

Balance Sheet

Total debt at the end of the first quarter was $2.3 billion, a reduction of approximately $300 million compared to the first quarter of last year.  The debt-to-capital ratio was 33.5% at the end of the first quarter, compared to 41.3% at the end of the first quarter of 2003.  The company's long-term debt-to-capital ratio target is 35% to 40%.

            During the first quarter of 2004, the company purchased approximately 3.1 million shares of Ingersoll-Rand stock under a stock repurchase program.  A total of 14.8 million shares have been repurchased since the inception of this program in 1997.

2004 Outlook

"Our ability to execute our core strategies in large part accounts for our continuing strong results," said Henkel. "These strategies focus on generating dramatic growth in global markets, investing in innovations that will provide the greatest value to our customers, and implementing processes to drive continuous improvements in the efficiency and productivity of our operations. We also have demonstrated that our ability to grow recurring revenues from the sale of aftermarket parts and value-added services is enhancing our operating margins and further differentiating the company as an adept solutions provider. Clearly, IR is on the right course to achieve aggressive growth targets."

            "Activity in most of IR's major industrial and construction end markets continued to improve as we entered 2004," said Henkel.  "First-quarter orders for the total company increased by approximately 29% compared to last year's activity.  From our recent order pattern, we see a growing recovery in most North American and European markets and continuing growth in Asia."

            "Based on the expected improvements in the macro-economic environment, we expect second-quarter 2004 earnings to increase to $1.20 to $1.30 per share," said Henkel.  "This forecast reflects a greater-than 50% improvement in earnings compared to second-quarter 2003 earnings of $0.81 per share."

The second quarter earnings forecast includes an expected tax benefit of approximately $13 million, and $10 to $12 million of pre-tax costs from productivity improvement programs.  Approximately $8 million of these costs are related to a plant closure and a discontinuation of a plumbing fixture product line by the Security and Safety Sector.

"We are increasing the forecast for full-year EPS from total operations to $4.35 to $4.50. This represents a 30% to 35% increase compared to $3.34 from total operations in 2003.  Full-year 2004 expectations exclude the gain on the sale of the Drilling Solutions business. Operating margins are expected to improve from higher volumes and operating efficiencies.  Full-year 2004 earnings reflect a tax rate of approximately 13.5% for continuing operations for the second half of the year.  Free cash flow from operations in 2004 is expected to approximate $550 million."

IR is a leading innovation and solutions provider for the major global markets of Security and Safety, Climate Control, Industrial Solutions and Infrastructure.  The company's diverse product portfolio encompasses such leading industrial and commercial brands as Schlage locks and security solutions; Thermo King transport temperature control equipment; Hussmann commercial and retail refrigeration equipment; Bobcat compact equipment; Club Car golf cars and utility vehicles; and Ingersoll-Rand industrial and construction equipment. In addition, IR offers products and services under many more premium brands for customers in industrial and commercial markets.  Further information on IR can be found on the company's web site at www.irco.com.

This news release includes "forward-looking statements" that involve risks and uncertainties.  Political, economic, climatic, currency, tax, regulatory, technological, competitive and other factors could cause actual results to differ materially from those anticipated in the forward-looking statements.  Additional information regarding these risk factors and uncertainties is detailed from time to time in the company's SEC filings, including but not limited to its report on Form 10-K for the year ended December 31, 2003.

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4/20/04

(See Accompanying Tables)